EXHIBIT 99.1

[LOGO OF APEX MORTGAGE CAPITAL, INC.]

APEX MORTGAGE CAPITAL, INC.

865 South Figueroa Street

Los Angeles, California 90017

FOR IMMEDIATE RELEASE

For More Information Contact:

Media:	Investors:

Josh Pekarsky	Michael Mandelbaum
Longview Communications	Mandelbaum Partners
(604) 688-4874	(310) 202-6468

Apex Mortgage Capital, Inc. Announces Earnings for the

Second Quarter 2003

LOS ANGELES, August 14, 2003 — Apex Mortgage Capital, Inc. (Amex: AXM) (the “Company”) today reported earnings for the second quarter ended June 30, 2003 of $16,461,000 or $0.55 per average basic share outstanding compared to $15,521,000 or $0.58 per average basic share outstanding for the second quarter of 2002.

Operating earnings (net interest and dividend income less general and administrative expenses as determined under generally accepted accounting principles, not including net gain (loss) from investment and derivative activities) were $2,831,000 for the second quarter of 2003 compared to $5,851,000 for the first quarter of 2003 and $24,269,000 for the second quarter of 2002. Net gain (loss) from investment and derivative activities was $13,630,000 for the second quarter of 2003 compared to $448,000 for the first quarter of 2003 and ($8,748,000) for the second quarter of 2002.

During the second quarter 2003, the Company declared a regular quarterly dividend of $0.17 per common share on June 19, 2003, payable to shareholders of record on June 30, 2003. The current quarterly dividend represents a 12.6% annualized dividend yield based on yesterday’s closing price of $5.39 per share.

During the most recent quarter, the Company’s total assets increased from $2,451,924,000 as of March 31, 2003 to $2,550,663,000 as of June 30, 2003. As of June 30, 2003, 100% of the Company’s fixed income securities assets were U.S. Government Agency guaranteed or AAA-rated. The average yield for the interest earning assets during the second quarter of 2003 was 4.58% and the average book cost was $101.90. The average cost of borrowing for the quarter was 4.18%, resulting in a net interest margin of approximately 0.40%. As of June 30, 2003, leverage was approximately 13.0 to 1.

Book value per common share during the most recent quarter was $6.10 compared to $6.54 as of March 31, 2003. As of July 31, 2003, book value declined to approximately $5.00 due to a sharp increase in interest rates during the latter half of the month.

Philip A. Barach, Apex’s chief executive officer stated, “The U.S. bond market has seen unprecedented interest rate volatility in the past two months with the ten year U.S. Treasury note spiking from a yield of 3.07%, a generational low, to 4.5% and mortgage rates increasing from a low of 4.48% to 6%. This volatility in rates has caused a decline in Apex’s net asset value.”

On July 14, 2003, Apex Mortgage Capital announced that it had entered into an agreement to be acquired by American Home Mortgage. This transaction is expected to be completed by September 30, 2003 and is subject to approval by Apex and American Home shareholders and to other closing conditions.

Commenting on the transaction, Mr. Barach stated, “Apex’s merger with American Home will provide our shareholders with the potential to earn both an improved dividend and participate in a growing company.”

Michael Strauss, American Home Mortgage’s chief executive officer added: “We remain highly committed to our merger with Apex. As we have indicated, merging with Apex will create a vertically integrated, hybrid-REIT that is projected to benefit significantly from self-originating its mortgage holdings.”

Apex does not expect to pay a third quarter dividend due to costs associated with the anticipated closing of the American Home transaction and the restructuring of Apex’s portfolio in accordance with the terms of the acquisition. Following the closing of the transaction, it is expected that Apex shareholders will receive dividends from American Home in accordance with American Home’s general dividend practices and policies.

Conference Call

The Company has scheduled an earnings conference call to discuss this press release for Thursday, August 14, 2003 at 1:15 PM (PST). Interested parties should call (800) 314-7867 and ask to be connected to the Apex Mortgage Capital, Inc. conference call.

About Apex Mortgage Capital

Apex Mortgage Capital, Inc. is a financial company structured as a real estate investment trust. The Company primarily acquires United States agency securities, other mortgage related securities, and mortgage loans as well as equity and debt securities issued by other mortgage REITs. The Company is listed on the American Stock Exchange under the symbol “AXM.”

* * *

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements above regarding the Company’s expectations about the consummation of the merger constitute forward-looking statements within the meaning of the federal securities laws. The Company does not intend to, and disclaims any obligation to, issue updates, even if its outlook changes for these forward-looking matters. In addition, the Company’s actual results and the timings of future events could differ materially from those projected in or contemplated by the Company’s forward looking statements due to a number of factors, including changes in general economic conditions, overall interest rate movement, interest rate volatility, the consummation of the merger with American Home Mortgage, American Home Mortgage’s dividend policy, the decline in book value, the shape of the yield curve, the availability of suitable mortgage assets, the availability of debt capital, mortgage prepayment rates, the impact of leverage, the effectiveness of the Company’s hedging, the Company’s taxable income and other risk factors set forth in the Company’s SEC reports and the consequences of the Company’s review of strategic initiatives. The Company’s investment strategy is subject to change as a result of the foregoing factors or otherwise, which might further affect operating results. The Company’s quarterly dividend declarations are based on a number of factors and are not necessarily indicative of quarterly earnings per share, which might be higher or lower than the dividend per share.

Apex Mortgage Capital, Inc.

Balance Sheets

(Unaudited)

	June 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$2,081,000	$1,456,000
Fixed income trading securities, at fair value	39,207,000	606,014,000
Fixed income securities available-for-sale, at fair value	2,493,028,000	1,818,893,000
Equity securities available-for-sale, at fair value	4,364,000	4,168,000
Accrued interest receivable	11,672,000	12,012,000
Principal payments receivable	—	248,000
Other assets	311,000	2,587,000

	$2,550,663,000	$2,445,378,000

Liabilities and Stockholders' Equity
Liabilities
Reverse repurchase agreements	$2,220,593,000	$2,112,444,000
Accrued interest payable	2,399,000	2,444,000
Dividend payable	5,103,000	13,509,000
Interest rate swaps, at fair value	137,233,000	120,098,000
Accrued expenses and other liabilities	3,211,000	2,224,000

	2,368,539,000	2,250,719,000

Commitments and contingencies

Stockholders' Equity

Preferred stock, par value $0.01 per share; 50,000,000 shares authorized; no shares outstanding	—	—
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 29,857,000 shares outstanding as of June 30, 2003 and December 31, 2002	299,000	299,000
Additional paid-in-capital	331,514,000	331,499,000
Accumulated other comprehensive loss	(118,581,000)	(95,880,000)
Accumulated deficit	(31,108,000)	(41,259,000)

	182,124,000	194,659,000

	$2,550,663,000	$2,445,378,000

Apex Mortgage Capital, Inc.

Statements of Operations

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Interest Income:
Fixed income securities	$27,490,000	$45,252,000	$57,597,000	$72,506,000
Cash and cash equivalents	38,000	18,000	48,000	73,000

	27,528,000	45,270,000	57,645,000	72,579,000
Interest Expense	23,023,000	21,390,000	45,702,000	34,095,000

Net Interest Income	4,505,000	23,880,000	11,943,000	38,484,000

Dividend Income	101,000	109,000	202,000	235,000

Net Interest and Dividend Income	4,606,000	23,989,000	12,145,000	38,719,000

General and Administrative Expenses:
Management fee	560,000	503,000	1,105,000	822,000
Incentive fee	628,000	(1,213,000)	1,286,000	1,437,000
Insurance	164,000	83,000	327,000	167,000
Professional fees	58,000	72,000	96,000	99,000
Directors' fees	24,000	22,000	44,000	44,000
Non-employee stock options	7,000	23,000	15,000	50,000
Other	334,000	230,000	590,000	398,000

	1,775,000	(280,000)	3,463,000	3,017,000

Net Interest and Dividend Income After General and Administrative Expenses	2,831,000	24,269,000	8,682,000	35,702,000

Net Gain (Loss) from Investment and Derivative Activities	13,630,000	(8,748,000)	14,078,000	(10,453,000)

Net Income	$16,461,000	$15,521,000	$22,760,000	$25,249,000

Net Income Per Share:
Basic	$0.55	$0.58	$0.76	$1.12

Diluted	$0.55	$0.58	$0.76	$1.12

Weighted Average Number of Shares Outstanding:
Basic	29,857,000	26,628,000	29,857,000	22,495,000

Diluted	29,857,000	26,796,000	29,857,000	22,636,000

Dividends Declared Per Share:	$0.17	$0.50	$0.42	$1.00